                                                                    Exhibit 99.2

                           STOCK PURCHASE AGREEMENT

                                     among

                               WILLIAM S. KAROL

                                  as Seller,

                                      and

                                 AIRXCEL, INC.

                                   as Buyer





                                March 17, 1998

                               TABLE OF CONTENTS

                                                                          PAGE

Section  I

      DEFINITIONS AND CONSTRUCTION.........................................   1
      1.1   Certain Definitions............................................   1
      1.2   Accounting Principles..........................................   6
      1.3   Interpretation.................................................   7

SECTION II

      ACQUISITION OF STOCK AND PURCHASE PRICE..............................   7
      2.1   Purchase of Stock..............................................   7
      2.2   Purchase Price.................................................   7
      2.3   Reduction of Purchase Price....................................   7
      2.4   Closing........................................................   8

SECTION III

      REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................   9
      3.1   Organization and Qualification.................................   9
      3.2   Validity and Execution of Agreement............................   9
      3.3   No Conflict....................................................   9
      3.4   Capitalization of the Company and its Subsidiaries.............   9
      3.5   Books and Records..............................................  10
      3.6   Financial Statements...........................................  10
      3.7   Undisclosed Liabilities........................................  11
      3.8   No Material Adverse Change.....................................  11
      3.9   Tax Matters....................................................  11
      3.10  Litigation.....................................................  12
      3.11  Contracts and Other Agreements.................................  12
      3.12  Real Estate....................................................  14
      3.13  Transactions with Affiliates...................................  15
      3.14  Accounts Receivable and Inventory..............................  15
      3.15  Compensation Arrangements......................................  16
      3.16  Operations.....................................................  16
      3.17  Intellectual Property..........................................  18
      3.18  Employees......................................................  18
      3.19  Employee Benefits..............................................  19
      3.20  Environmental Matters..........................................  20
      3.21  Insurance......................................................  21
      3.22  Permits........................................................  21
      3.23  Title; Liens...................................................  22


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      3.24  Compliance with Laws............................................  22
      3.25  Substantial Customers and Suppliers.............................  22
      3.26  Banks and Proxies...............................................  22
      3.27  Brokers.........................................................  22

SECTION IV

      REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................  23
      4.1   Organization and Capitalization.................................  23
      4.2   Validity and Execution of Agreement.............................  23
      4.3   No Conflict.....................................................  23
      4.4   Brokers.........................................................  23

SECTION V

      PRE-CLOSING COVENANTS.................................................  23
      5.1   Corporate Examinations and Investigations.......................  23
      5.2   Conduct of Business.............................................  24
      5.3   Notice of Events................................................  24
      5.4   [INTENTIONALLY OMITTED].........................................  24
      5.5   Mutual Assistance...............................................  24
      5.6   Public Announcements............................................  24

SECTION VI

      CONDITIONS PRECEDENT TO THE CLOSING...................................  25
      6.1   Conditions Precedent to the Obligations of the Buyer............  25
      6.2   Conditions Precedent to the Obligations of the Seller...........  26

SECTION VII

      POST-CLOSING COVENANTS................................................  27
      7.1   Further Information.............................................  27
      7.2   Record Retention................................................  27
      7.3   Transfer Taxes..................................................  27
      7.4   Post-Closing Assistance.........................................  28
      7.5   Non-Compete and Confidentiality.................................  29
      7.6   Name Changes; Covenant Not to Use Name..........................  30
      7.7   Certain Matters Regarding Workers' Compensation Claims..........  30
      7.8   Further Assurances..............................................  31


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SECTION VIII

      SURVIVAL; INDEMNIFICATION.............................................  31
      8.1   Survival of Representations, Warranties, Covenants and
            Agreements......................................................  31
      8.2   Indemnification of the Buyer....................................  31
      8.3   Indemnification of the Seller...................................  32
      8.4   Method of Asserting Claims......................................  32
      8.5   Limitations on Indemnification..................................  33

SECTION IX

      TERMINATION OF AGREEMENT..............................................  34
      9.1   Termination.....................................................  34
      9.2   Survival........................................................  34
      9.3   Expenses........................................................  34
      9.4   Notices.........................................................  34
      9.5   Entire Agreement................................................  35
      9.6   Waivers and Amendments..........................................  35
      9.7   Governing Law...................................................  35
      9.8   Binding Effect; No Assignment...................................  36
      9.9   Severability of Provisions......................................  36
      9.10  Counterparts....................................................  36
      9.11  Specific Performance............................................  36
      9.12  Remedies Cumulative.............................................  36



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                           STOCK PURCHASE AGREEMENT

            This Agreement is dated as of March __, 1998, and made between William S. Karol (the "Seller") and AIRXCEL, INC., a Delaware corporation (the "Buyer").

                                   RECITALS:

            WHEREAS, KODA Enterprises Group, Inc., a Delaware corporation (the "Company"), through its Subsidiaries KODA Industries of Tennessee, Inc.("KODA-Tenn") and Suburban Manufacturing Company ("Suburban") is engaged in the business of designing, manufacturing, selling and installing specialized heating and air conditioning products (the "Business");

            WHEREAS, the Seller wishes to sell, and the Buyer wishes to acquire the Business by purchasing 100% of the outstanding capital stock of the Company upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein the Buyer and the Seller hereby agree as follows:

                                   SECTION I

                         DEFINITIONS AND CONSTRUCTION

            1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

            "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales made by or services performed by the Company or any of its Subsidiaries and any security agreements related thereto, including any rights of the Company with respect to any third party collection proceedings or any other Actions which have been commenced in connection therewith.

            "Action" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental Body.

            "Affiliate" of any Person means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and includes any individual related by blood, marriage or adoption to that Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.
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            "Base Rate" means the rate of interest announced from time to time by The Chase Manhattan Bank at its prime commercial lending rate.

            "Books and Records" of any Person means all files, documents, instruments, papers, books and records in the possession or control of that Person relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer and supplier lists, employee information, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in New York.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Closing" has the meaning specified in Section 2.4.

            "Closing Balance Sheet" has the meaning specified in Section 2.3(a).

            "Closing Date" has the meaning specified in Section 2.4.

            "COBRA" means the requirements set forth in Section 4980B of the Code and Sections 601 et. seq. of ERISA.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contracts" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, plans, licenses, commitments or other legally binding arrangements (whether written or oral).

            "Divestiture" means the sale of the outstanding shares of J.T. Nelson Company by KODA Industries of Kentucky, Inc. (formerly a wholly-owned subsidiary of KODA Enterprises Group, Inc.) and the subsequent merger of KODA Industries of Kentucky, Inc. with and into KODA Industries of Tennessee, Inc., which occurred on March 10, 1998.

            "Environmental Lien" shall mean a Lien, either recorded or unrecorded, in favor of any Governmental Body, relating to any Liability of the Company or any of its Subsidiaries arising under Environmental Requirements.

            "Environmental Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning


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pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Financial Statements" means the financial statements delivered pursuant to Section 3.6(a).

            "GAAP" means generally accepted accounting principles applied on a consistent basis.

            "Governmental Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision or any entity exercising executive legislative, judicial, regulatory or administrative function of government.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Improvements" means all buildings, structures, facilities, fixtures and other improvements.

            "Indebtedness" means indebtedness for borrowed money incurred or accrued before the Closing Date including bank lines of credit, the current portions of any long-term debt, capitalized lease obligations, overdrafts, principal, interest, premium and penalties and includes any guarantee of or indemnity obligation for any of the foregoing. Without limiting the foregoing, the term "Indebtedness" does not include indebtedness with respect to items other than borrowed money, such as trade accounts payable.

            "Intellectual Property" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, logos, slogans, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, research information, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists, training materials (including films, brochures and printed materials, catalogs and other advertising and promotional material) and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, in each case together with all books, records,


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drawings, recipes, application or other indicia thereof, and in each case together with goodwill associated therewith.

            "Inventory" means inventory, raw materials, work-in-process, finished goods, consigned goods, merchandise, products under research and development, demonstration equipment, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at suppliers' premises or customers' premises on consignment, in each case, which are used or held for use in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of such inventories.

            "IRS" means the Internal Revenue Service.

            "Knowledge", when used with respect to the Seller, means the actual knowledge of the Seller and the actual knowledge of James Peden, William Leaver, Jane Wilkey, Bobby Vincent, Frank Blair, Roger Panoz and Steven Drake, who are the individuals directly and significantly involved on behalf of the Seller in the operation of the Business and negotiation and consummation of the transactions contemplated by this Agreement.

            "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

            "Latest Balance Sheet" has the meaning specified in Section 3.6(b).

            "Leased Real Property" means the real property that is the subject of the Real Property Leases.

            "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encroachment, encumbrance or any other restriction, limitation or defect in title whatsoever.

            "Losses" has the meaning specified in Section 8.2.

            "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the business, assets, or condition (financial or otherwise) of such Person or the transactions contemplated by this Agreement or
(ii) the ability of such Person to perform its obligations under this Agreement.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Body, in each case whether preliminary or final.


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            "Owned Property" means all real property owned by the Company and each of its Subsidiaries, together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto, and Improvements thereon.

            "Permits" means all licenses, permits, franchises, approvals, authorizations, orders, registrations, certificates, variances, consents and similar rights (including applications therefor), utilized in the conduct of the Business (other than state or local business or similar licenses required of businesses generally) and the rights to all data and records held by any Governmental Body or other agency with respect thereto.

            "Permitted Liens" means (i) purchase money security interests in supplies and equipment, (ii) precautionary liens filed by lessors with respect to leased equipment, and (iii) encumbrances which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Business.

            "Person" means any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

            "Plan" means any (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not funded or terminated, (ii) employment agreement or (iii) personnel policy, fringe benefit plan, program or arrangement, whether or not subject to ERISA, funded or terminated, including any stock bonus, deferred compensation, pension, severance, bonus, incentive and health, life, disability or other welfare plan covering any employee of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries may have any obligation or liability.

            "Property Plans" means all site plans, surveys, soil substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, and other plans and studies of any kind if existing and in the possession or control of the Company relating to the Real Estate.

            "Purchase Price" has the meaning specified in Section 2.2.

            "Purchase Price Adjustment" has the meaning specified in Section 2.3(b).

            "RCRA" means the Federal Resource Conservation and Recovery Act, as amended.

            "Real Estate" means the Owned Property and the Leased Real Property and all Improvements thereon.

            "Real Property Leases" means all leases and subleases of real property as to which the Company or any of its Subsidiaries is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon set forth on Schedule 3.12(b)


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hereto, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases.

            "Release" shall have the meaning set forth in CERCLA.

            "SARs" means the stock appreciation rights agreements, as amended, entered into with certain employees of Suburban, as more specifically described on Schedule 3.4 hereto.

            "Shares" means the 100 outstanding shares of the Company's common stock, par value $1.00 per share.

            "Subsidiary" means, with respect to any Person, any Person of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in another Person if such Person or Persons shall be allocated a majority of the gains or losses of or shall be or control the managing director or a general partner of such other Person.

            "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

            "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

            "Working Capital" means the current assets minus the current liabilities (excluding the current portion of long-term debt) of Suburban, but shall exclude from current assets any refund or other benefit in respect of Taxes created by the payment of the SARs.

            1.2 Accounting Principles. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Balance Sheet shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Company (which books and records shall be correct and complete in all material respects); provided, that all known errors and adjustments shall be taken into account in the calculation of each account set forth above, regardless of their materiality. With respect to the

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calculation of the levels of the accounts set forth in Section 2, no change in accounting principles shall be made from those utilized in preparing the Financial Statements, (without regard to materiality) including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

            1.3 Interpretation. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. References to statutes and agreements include all amendments, extensions, restatements and waivers thereof. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.


                                  SECTION II

                    ACQUISITION OF STOCK AND PURCHASE PRICE

            2.1 Purchase of Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller agrees to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Seller, all of the right, title and interest as of the Closing Date of the Seller in and to the Shares.

            2.2 Purchase Price. Subject to adjustment pursuant to Section 2.3 the aggregate purchase price (the "Purchase Price") for the Shares shall be the sum of: (i) $36,000,000, plus (ii) the aggregate amount of cash and cash equivalents (treating obligations of the Seller for monies due to the Company or KODA-Tenn as cash equivalents) held by the Company and KODA-Tenn as of 12:01 a.m. on the Closing Date (excluding those amounts covering liabilities as referred to in the last sentence of Section 2.3(a) below), which shall be net the amount of $3,070,316.44 previously paid in full and final satisfaction of the SARs, less (iii) the aggregate amount of Indebtedness of the Company and its Subsidiaries on the Closing Date. The Purchase Price shall be paid to the Seller by the Buyer on the Closing Date by wire transfer of immediately available funds to an account designated by the Seller not less than three (3) Business Days prior to Closing by notice to the Buyer.

            2.3 Reduction of Purchase Price. (a) As promptly as practicable, but in any event not later than sixty (60) days after the Closing the Seller shall cause to be prepared and delivered to the Buyer, an audited, balance sheet of Suburban as of 12:01 a.m. on the Closing Date (the "Closing Balance Sheet"), setting forth the Working Capital of Suburban as at the Closing Date and the monthly average Working Capital for the twelve months ended February 28, 1998 (the "Statement

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of Working Capital"). The Closing Balance Sheet shall be prepared in accordance with Section 1.2, other than non-GAAP items specifically required by this Agreement (such as treatment of workers' compensation reserves and liabilities pursuant to Section 7.7), and shall be audited by the Seller's independent certified public accountants but shall contain no assets, accruals or reserves relating to the entities the subject of the Divestiture or otherwise relating to the Company or any Affiliate of the Company other than Suburban. The Seller represents and warrants to the Buyer that as at the Closing Date the Company and its Subsidiaries other than Suburban have no liabilities which are not fully covered by cash and cash equivalents (which include for this purpose, any obligation of the Seller for money owed to the Company or any of its Subsidiaries) held by the Company and its Subsidiaries other than Suburban on and after the Closing Date.

            (b) Subject to subsection (c) below, within fifteen (15) days after delivery to the Buyer of the Closing Balance Sheet and the Statement of Working Capital pursuant to subsection (a) above, the Seller agrees to pay to the Buyer
(i) the amount, if any, by which average Working Capital for the twelve months ended February 28, 1998 exceeds the Working Capital on the Closing Balance Sheet, plus (ii) interest on the amounts computed pursuant to clause (i) above at the Base Rate for the period from the Closing Date to the date of payment in full of such amount (the amounts payable pursuant to clauses (i) and (ii) are hereinafter referred to collectively as the "Purchase Price Adjustment"). Payments, if any, by the Seller pursuant to the preceding sentence shall be made by wire transfer of immediately available funds to an account or accounts designated by the Buyer. The parties shall treat any payment made pursuant to this Section 2.3(b) as an adjustment to the Purchase Price for all purposes.

            (c) If the Buyer in good faith disagrees with the Closing Balance Sheet or the Statement of Working Capital, then the Buyer shall notify the Seller in writing (the "Notice of Disagreement") of such disagreement within twenty (20) days after delivery of the Closing Balance Sheet and the Statement of Working Capital to the Seller. Thereafter, the Buyer and the Seller shall attempt in good faith to resolve and finally determine the Closing Balance Sheet and the Statement of Working Capital. If the Buyer and the Seller are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then the Buyer and the Seller shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Buyer and the Seller, within thirty (30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Balance Sheet and the Statement of Working Capital in light of such resolution and shall be conducted in accordance with the provisions of this Agreement and will use the definitions contained herein. The fees, costs and expenses of the Seller and the Independent Accountant, if any, in connection with the preparation of the Closing Balance Sheet and the Statement of Working Capital shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand. Within ten (10) days of delivery of a notice of determination by the Independent Accountant as described above, any adjustment shall be paid as provided in Section 2.3(b). Any portion of the Purchase Price Adjustment not in dispute shall be paid when due.

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            2.4 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. (E.S.T.) on the first Business Day after all conditions to respective obligations of the parties have been satisfied or waived or at such other time and date as shall be mutually agreed to by the parties (such date and time of the Closing being herein referred to as the "Closing Date") at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, NY 10022.


                                  SECTION III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Buyer as follows.

            3.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to (i) own, lease and operate its properties and assets as they are now owned, leased and operated and (ii) carry on its business as now presently conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on the Company. The jurisdictions in which each of the Company and its Subsidiaries is so qualified are set forth on Schedule 3.1.

            3.2 Validity and Execution of Agreement. The Seller has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to perform fully his obligations hereunder and to deliver the Shares in accordance herewith. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable against him in accordance with its terms.

            3.3 No Conflict. Except as set forth on Schedule 3.3, neither the execution, delivery nor performance by the Seller of this Agreement nor the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws (or similar governing documents) of the Company or any of its Subsidiaries; (b) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected; or (c) violate or conflict with any provision of any Law applicable to the Company or any of its Subsidiaries, or require any consent or approval of or filing or notice with any Governmental Body.

            3.4 Capitalization of the Company and its Subsidiaries. (a) The Company's authorized capital stock consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and held of record by the persons and in the amounts set forth on Schedule 3.4(a). Except as set forth on Schedule 3.4(a), neither the Company nor any of its Subsidiaries has (i) any shares of common stock or preferred stock reserved for issuance, or (ii) any outstanding or authorized option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. Except for the SARs, there are no (i) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the preceding sentence or (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. The amount set forth in Section 2.2(iv) is the amount necessary to satisfy in full the SARs. Except as set forth on Schedule 3.4(a), there are no preemptive or other subscription rights with respect to any shares of the Company's or any of its Subsidiaries' capital stock and all of the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized, validly issued, are fully paid and are nonassessable. Except as set forth on Schedule 3.4(a), there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

            (b) All Subsidiaries of the Company are listed on Schedule 3.4(b). Except as otherwise disclosed on Schedule 3.4(b), neither the Company nor any of its Subsidiaries own any shares of stock of any corporation or any equity interest in a partnership, joint venture or other business entity, and neither the Company nor any of its Subsidiaries controls any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights, restrictions on transfer or Taxes, except as provided under the Securities Act or state securities laws.

            3.5 Books and Records. The Books and Records of the Company and its Subsidiaries as supplied to the Buyer are, when viewed as a whole, true, correct, complete and current in all material respects and, as applicable, accurately reflect in all material respects actions taken by its board of directors or other governing body and committees thereof, and all the signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The Seller has heretofore delivered to the Buyer true, correct and complete copies of the Company's Certificate of Incorporation (certified by the Secretary of State of Delaware) and ByLaws (certified by the secretary of the Company) as in full force and effect on the date hereof.

            3.6 Financial Statements. (a) The consolidated balance sheets of the Company and its Subsidiaries (other than those entities the subject of the Divestiture) as of fiscal years ended April 30, 1995, 1996 and 1997, and the related statements of income, retained earnings and cash flows for the years then ended, including the footnotes thereto, certified by Arthur Andersen LLP, certified public accountants (with respect to the 1996 and 1997 fiscal years), and KPMG Peat Marwick LLP, certified public accountants (with respect to the 1995 fiscal year), true and complete copies of which are attached as Schedule 3.6(a), have been prepared from, and are in accordance with, the Books and Records of the Company and relevant Subsidiaries, are correct and complete and present fairly, in all material respects, the transactions, assets and liabilities of the Company and relevant Subsidiaries and the financial position of the Company and relevant Subsidiaries as at such dates and the results of operations and cash flows of the Company and relevant Subsidiaries for the years then ended, in each case, in accordance with GAAP consistently applied for the periods covered thereby.

            (b) The unaudited consolidated balance sheet of the Company and its Subsidiaries (other than those entities the subject of the Divestiture) as of January 31, 1998 (the "Latest Balance Sheet") and the related unaudited statements of income, retained earnings and cash flows for the nine-month period then ended, true and complete copies of which are attached as Schedule 3.6(b), present fairly, in all material respects, the financial position of the Company and relevant Subsidiaries as of such date and the results of operations of the Company and relevant Subsidiaries for the period then ended, in each case in accordance with GAAP consistently applied for the respective monthly periods covered thereby from the most recent fiscal year end of the Company; provided, however, that such unaudited financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes.

            3.7 Undisclosed Liabilities. (a) Neither the Company nor any of its Subsidiaries has any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as "Liabilities" and individually as a "Liability"), whether or not of a kind required by GAAP to be set forth on a financial statement, that is not fully and adequately reflected or reserved against on the face of (as opposed to in the notes to) the Financial Statements for the Company or described in the Schedules to this Agreement, other than Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit) without violation of Sections 3.16 and 5.2, and fully reflected as Liabilities on the Company's Books and Records, none of which individually or in the aggregate, is material to the business, operations, income, condition (financial or otherwise), assets or properties of the Company.

            (b) The representations and warranties in Sections 3.6 and 3.7 shall not be considered breached by acts, omissions, facts or circumstances which (i) do not cause a breach of any other specific representation or warranty which directly addresses such acts, omissions, facts or circumstances or (ii) any other specific representation or warranty expressly disclaims.

            3.8 No Material Adverse Change. Except as set forth on Schedule 3.8, since the date of the Latest Balance Sheet there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Company, other than the Divestiture, nor to the Seller's Knowledge is any such change threatened, nor has there been any damage, destruction or loss to any of the assets of the Company or any of its Subsidiaries which could have a Material Adverse Effect on the Company, whether or not covered by insurance.

            3.9 Tax Matters. Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 3.9, each of the Company and its Subsidiaries has timely paid all Taxes due or claimed to be due from it by any taxing authority. There are no liens for Taxes upon the assets, tangible or intangible, of the Company or any of its Subsidiaries, including the Business. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to the Seller, any employee, independent contractor, creditor, or other third party. The reserves for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) shown on the face of the Company's balance sheet dated as of December 31, 1997 (rather than in any notes thereto) are sufficient for payment of all unpaid Taxes (whether or not currently disputed) incurred with respect to the period ended December 31, 1997 and for all periods ended prior thereto and will be sufficient for payment of all unpaid Taxes of the Company and its Subsidiaries for the period commencing after such date and ending on (and including) the Closing Date, taking into account adjustments for operations and transactions through the Closing Date (other than any payments made with respect to the SARs) made in accordance with the Company's past custom and practice in filing Tax Returns. Except as set forth on
Schedule 3.9, there is no examination or proceeding pending or, to the Seller's Knowledge, threatened by any authority or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from either the Company or any of its Subsidiaries. Except as set forth on Schedule 3.9, (i) neither the Company nor any of its Subsidiaries has executed or filed any consent or agreement to extend the period of assessment or collection of any Taxes and (ii) neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G. Except as set forth on Schedule 3.9, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            3.10 Litigation. Except as set forth on Schedule 3.10, there are no outstanding Orders by which either the Company or any of its Subsidiaries, or any of their respective securities, assets, properties or businesses, including the Business, are bound. Except as set forth on Schedule 3.10 and except for workers' compensation claims for which Buyer is indemnified by Seller pursuant to Section 7.7, there is no Action pending or, to the Seller's Knowledge, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Company, any of its Subsidiaries or any of their respective assets, properties or businesses, nor are there any facts which at the time at which this representation is made, would be likely to give rise to any such Action which if adversely decided, could have a Material Adverse Effect on the Company.

            3.11 Contracts and Other Agreements. Schedule 3.11 sets forth all of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries, or their respective assets, properties or businesses, including the Business, is bound or subject (collectively, the "Material Contracts"):

            (a) all employment agreements and commitments, all consulting or severance agreements or arrangements and all other contracts or agreements, including indemnification agreements, with any current or former officer, director, employee, consultant, agent, other representative of the Company or any of its Subsidiaries or with any Affiliate of the Company or any of its Subsidiaries.

            (b) contracts and other agreements with any labor union or association representing any employee;

            (c) contracts and other agreements for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase any of its assets or properties, in each case in an amount exceeding $25,000;

            (d) joint venture and partnership agreements or contracts and other agreements relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;

            (e) all capitalized leases, pledges, conditional sale or title retention agreements involving the payment of more than $100,000;

            (f) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Company or any of its Subsidiaries to pay regardless of whether products or services are received;

            (g) contracts and other agreements not cancelable without penalty by the Company or any of its Subsidiaries party thereto on sixty (60) or fewer days' notice calling for an aggregate purchase price or payments to or from the Company or any of its Subsidiaries, as the case may be, in any one year of more than $25,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

            (h) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

            (i) contracts and other agreements containing covenants pertaining to the right to compete or not compete in any line of business or similarly restricting the ability to conduct business with any Person or in any geographical area;

            (j) all agreements relating to the consignment or lease of personal property (whether the Company or any of its Subsidiaries is lessee, sublessee, lessor, or sublessor), other than such agreements that provide for annual payments of less than $25,000;

            (k) all licences and franchise agreements involving an amount in excess of $25,000;

            (l) all mortgages, indentures, notes, bonds, letter of credit and other agreements relating to the borrowing of money, creation of Liens, any indemnity, or the guarantee of the payment of liabilities or performance of obligations to or by the Company or any of its Subsidiaries, to or by any other Person;

            (m) any stockholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the common stock or other equity interests of the Company or any of its Subsidiaries; and

            (n) any other contract and other agreement made outside the ordinary course of business relating to any one or more of the Company or any of its Subsidiaries and involving an amount in excess of $25,000.

            True and complete copies of all of the Material Contracts have been delivered to the Buyer. Except as disclosed on Schedule 3.11, all of the Material Contracts are to the Seller's Knowledge binding upon the parties thereto in accordance with their terms and the Company or relevant Subsidiary has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any such Material Contract, nor to the Seller's Knowledge does any condition exist that with notice or lapse of time or both would constitute such a default. To the Seller's Knowledge, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. None of the other parties to any such Material Contracts has given notice to the Company or relevant Subsidiary that it intends to terminate or materially alter the provisions of such Material Contract. Except as separately identified on
Schedule 3.11, no approval or consent of any Person is required under any Material Contract in connection with consummation of the transactions contemplated by this Agreement.

            3.12  Real Estate.

            (a) Set forth on Schedule 3.12(a) is a complete and correct legal description of each parcel of Owned Property. Either the Company or one of its Subsidiaries, as the case may be, has good record and marketable title to each parcel of Owned Property. Except as set forth on Schedule 3.12(a), none of the Owned Property is subject to any Lien.

            (b) Set forth on Schedule 3.12(b) is a list of all Real Property Leases (a true and correct copy of each applicable Real Property Lease as currently in effect has been delivered by the Seller to the Buyer). Except as set forth on Schedule 3.12(b), either the Company or one of its

Subsidiaries, as the case may be, has valid and enforceable leasehold interests in and to all of the Leased Real Property, free and clear of all Liens. There exists no default (nor any condition or event which with notice, lapse of time, or both would constitute a default) with respect to any such Real Property Lease by any party thereto. Each such Real Property Lease is in full force and effect.

            (c) The Real Estate constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Business. Other than the Company or any of its Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Estate (except upon termination of a Real Property Lease, the owner of the underlying Real Estate). The Real Estate is in good condition and repair and is sufficient for the conduct of the Business. The Real Estate and all plants, buildings and Improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Owned Property have been obtained, are in full force and effect, and the Business is conducted in conformity therewith. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Owned Property. All Improvements located on the Real Estate have direct access to a public road adjoining such Real Estate. No such Improvements or accessways encroach on land not included in the Real Estate and no such Improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Estate. There is no pending or, to the Seller's Knowledge, threatened, condemnation proceeding affecting any portion of the Real Estate.

            (d) The Seller has delivered or made available to the Buyer true, correct and complete copies of all permits, licenses, certificates, authorizations, certificates of occupancy, deeds, mortgages and deeds of trust, restrictive covenants, easements and other recorded agreements relating to the Real Estate, all surveys, Property Plans, title reports and title insurance policies of the Company or any of its Subsidiaries, with respect thereto and all written licenses, permits, certificates, authorizations, contracts and other agreements listed on Schedule 3.12(b). Neither the Company nor any of its Subsidiaries has given or received any citation, subpoena, summons or other notice alleging a violation of any applicable Laws with respect to the Real Estate or the Improvements or the use or condition thereof. Neither the Company nor any of its Subsidiaries is in default under, and to the Seller's Knowledge, no condition exists which with the giving of notice or the passage of time or both would constitute a default under, any licenses, permits, certificates, authorizations, contracts or other agreements listed or described on Schedule 3.12(b) and, except as separately identified on Schedule 3.12(b), no approval or consent of any Person is needed for any of the foregoing to continue to be in full force and effect, and such documents will not become unenforceable by the Company or its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

            3.13 Transactions with Affiliates. Except as set forth on Schedule 3.13, neither the Seller nor any director, officer or Affiliate of the Company, any of its Subsidiaries or the Seller has: (a) borrowed money from or loaned money to the Company or any of its Subsidiaries which remains outstanding; (b) had any contractual or other claim, express or implied, of any kind whatsoever against the Company or any of its Subsidiaries (other than claims for compensation, benefits, expense reimbursement and similar matters in the ordinary course of business); (c) owned any interest in any property or assets (tangible or intangible) used or useful by the Company or any of its Subsidiaries in the Business; (d) engaged in any other transaction with the Company or any of its Subsidiaries or (e) owned, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries is bound by any contract or arrangement or has any obligation or liability which would confer any direct or indirect benefit on the Seller or his Affiliates.

            3.14 Accounts Receivable and Inventory. All Accounts Receivable reflected on the Latest Balance Sheet, and all Accounts Receivable arising subsequent to the date of the Latest Balance Sheet, (a) have arisen from bona fide sales transactions in the ordinary course of business of the Company or any of its Subsidiaries on ordinary trade terms, and (b) represent valid and binding obligations due to the Company or any of its Subsidiaries, enforceable in accordance with their terms. Schedule 3.14 lists any obligor which together with all of its Affiliates owes uncollected amounts to the Company or any of its Subsidiaries in an aggregate amount of $25,000 or more as of February 28, 1998. All the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as set forth on Schedule 3.14, all items included in the Inventory are the property of the Company or any of its Subsidiaries, free and clear of any Liens (other than Permitted Liens), have not been pledged as collateral, are not held by the Company or any of its Subsidiaries on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any Law.

            3.15 Compensation Arrangements. Schedule 3.15 sets forth the name and current annual salary, including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all present officers, directors and employees of the Company or any of its Subsidiaries whose current annual salary, including any promised, expected or customary bonus or such other amount or benefit, equals or exceeds $75,000. Neither the Company nor any of its Subsidiaries has made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 3.15 or of any other Person if the increase would cause such Person to be required to be listed on Schedule 3.15, other than in the ordinary course of business consistent with past practices. To the Seller's Knowledge, none of such Persons has made a threat or otherwise indicated any intent to the Seller or to any of the officers or directors of the Company or any of its Subsidiaries to cancel or otherwise terminate such Person's relationship with the Company or any of its Subsidiaries.

            3.16 Operations. Except as disclosed on Schedule 3.16 or expressly authorized by this Agreement, from the date of the Latest Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries has:

            (a) amended its Certificate of Incorporation or By-Laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its business;

            (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

            (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

            (d) issued, incurred or assumed any Indebtedness except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice;

            (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to the Seller or holders of its equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

            (f)   knowingly waived any right of material value to the Business;

            (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of Inventory or material write-off as uncollectible of Accounts Receivable;

            (h) paid or made payable or to become payable any wage or salary increase, bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or made any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course of business consistent with past practice;

            (i) entered into any transactions with any of its Affiliates, the Seller, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any Affiliate of the Seller, officer, director, consultant, employee, agent or other representative;

            (j) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business consistent with past practice;

            (k) (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties (other than Permitted Liens); or (iv) entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person, in each case or type required to be disclosed pursuant to Section 3.11 hereof;

            (l) except for Inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

            (m) paid, directly or indirectly, any of its Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

            (n) created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $25,000 individually or in the aggregate;

            (o) made any capital expenditures or commitments for capital expenditures other than in the ordinary course of business consistent with past practice; or

            (p) except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to
                  Section 3.11.

            3.17  Intellectual Property.

            (a) Set forth on Schedule 3.17 is a list of all (i) patented and registered Intellectual Property and pending patent applications and applications for the registration of Intellectual Property, in each case owned by each of the Company or any of its Subsidiaries; (ii) trade or corporate names used by each of the Company or any of its Subsidiaries; (iii) computer software and databases created or used by each of the Company or any of its Subsidiaries (other than mass-marketed software with a license fee of less than $1,000); (iv) material unregistered trademarks and copyrights owned or used by each of the Company or any of its Subsidiaries; and (v) licenses and other rights granted by each of the Company or any of its Subsidiaries to any third party or by any third party to each of the Company or any of its Subsidiaries, in each case with respect to Intellectual Property.

            (b) Except as set forth on Schedule 3.17, (i) the Company owns or has a valid and enforceable license to use all Intellectual Property necessary for the operation of the Business as currently conducted free and clear of any Liens or adverse claims, (ii) no claim by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by the Company has been made, is currently outstanding or is threatened, and, to the Seller's Knowledge, there are no grounds for the same,
(iii) no loss or expiration of any individual Intellectual Property right or related group of Intellectual Property rights owned or used by the Company is threatened, pending or to the Seller's Knowledge, reasonably foreseeable, (iv) the Company has not received any notice of, nor is the Seller or the Company aware of any facts which indicate a likelihood of any infringement or misappropriation by any third party with respect to the Intellectual Property owned or used by the Company, and (v) to the Seller's Knowledge, the Company has not infringed or misappropriated any Intellectual Property of any third party, and neither the Seller nor the Company is aware of any infringement or misappropriation which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted. The Company has taken all necessary action to maintain and protect all material Intellectual Property owned or used by it.

            3.18  Employees.

            (a) Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced any strike, union grievance, claim of unfair labor practice or other collective bargaining dispute relating to the Business that remain outstanding and unresolved. Except as set forth on Schedule 3.18, to the Seller's Knowledge there is no organizational effort being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries relating to the Business and there is no other question concerning representation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice or violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals other than such practice or violations which would not cause a Material Adverse Effect.

            (b) Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Neither the Company nor any of its Subsidiaries has implemented any "plant closing" or "mass layoff" of employees as those terms are defined in the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before Closing without advance notification to the Buyer.

            3.19  Employee Benefits.

            (a) Set forth on Schedule 3.19 is a list of all Plans contributed to, maintained or sponsored by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by a member of a controlled group of entities, within the meaning of Section 414 of the Code (or with respect to which any such controlled group member has any direct or indirect liability or potential liability), of which the Company or any of its Subsidiaries is or was a member, to the extent the Company or any of its Subsidiaries has any liability or potential liability with respect to such Plan. None of the Plans is a multiemployer plan (as defined in Section 3(37) of ERISA), and none of the Plans provides post-employment medical or life insurance benefits (except as required by COBRA).

            (b) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in compliance in all material respects with all applicable laws and regulations, including ERISA and the Code. The Company and each of its Subsidiaries has complied in all material respects with all applicable reporting and disclosure requirements with respect to each Plan. Neither the Company or any of its Subsidiaries nor any trustee or administrator of any Plan or other Person has engaged in any transaction with respect to any Plan which could subject the Buyer or any trustee or administrator of such Plan, or any party dealing with such Plan, to any material Tax, fine, penalty or other liability (civil or otherwise) imposed by ERISA or the Code. No material actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Plan are pending or threatened and, to the Seller's Knowledge, there are no facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. The Company and each of its Subsidiaries has complied in all material respects with the requirements of COBRA.

            (c)   No Plan that is subject to the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency", as such term is defined in such Sections of ERISA and the Code, whether or not waived. None of the assets of the Company or any of its Subsidiaries, including the Business, is the subject of any Lien arising under
Section 302(f) of ERISA or Section 412(n) of the Code, and, to the Seller's Knowledge there are no facts which could be expected to give rise to such a Lien. Except as set forth on Schedule 3.19, the assets of each employee pension benefit plan (as defined in Section 3(c) of ERISA) exceed the benefit liabilities thereunder (as determined on a plan termination basis). Neither the Company nor any of its Subsidiaries has actual or potential liabilities under Title IV of ERISA with respect to any Plan other than for the payment of PBGC premiums.

            (d) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to have an adverse effect on the qualification of such Plan or the tax exempt status of such related trust.

            (e) With respect to each Plan relating to the Business, the Seller has provided the Buyer with copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered, the most recent annual report (Form 5500 series) filed with the IRS (with attachments), the most recent financial statement, actuarial report and all governmental rulings, determinations and opinions (including the most recent IRS favorable determination letter) (and pending requests for governmental rulings, determinations and opinions).

            3.20  Environmental Matters.

            (a) Neither the Company nor any of its Subsidiaries has violated in any material respect any Environmental Requirements in the operation of the Business.

            (b) Except as disclosed on Schedule 3.20, each of the Company and its Subsidiaries has obtained and complied with, and is in compliance with, all Permits, licenses or other authorizations that may be required pursuant to Environmental Requirements for the occupation of its facilities and the operation of the Business.

            (c) Neither the Company nor any of its Subsidiaries has received any claim, complaint, citation, report or other written or oral notice regarding any liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Requirements.

            (d) Except as set forth on Schedule 3.20, none of the following exists at any property owned or occupied by the Company or any of its Subsidiaries:

                    (i)   Underground storage tanks or surface impoundments;

                   (ii)   Asbestos-containing material in any form or condition;

                  (iii) Materials or equipment containing polychlorinated biphenyls; or

                   (iv)   Landfills or similar waste disposal areas;

            (e) To the Seller's Knowledge, no Environmental Lien has attached to any property owned, leased or operated by either the Company or any of its Subsidiaries.

            (f) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements.

            (g) Neither the Company or any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental Requirements.

            (h) Except as set forth on Schedule 3.20, neither the Company or any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance and no Owned Property or Leased Real Property is contaminated by any such substance, or (ii) owned or operated the Owned Property or Leased Real Property, in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Requirements.

            3.21 Insurance. Schedule 3.21 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits, setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of each of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any material provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on
Schedule 3.21, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. All known claims or circumstances likely to give rise to any claims, if any, made against either the Company or any of its Subsidiaries have been disclosed and tendered to the appropriate insurance companies and are being defended by such appropriate insurance companies in accordance with the policy terms and limits. Neither the Seller nor the Company or any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or binder or any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.21 will not be available in the future on substantially the same terms as now in effect. Except as separately disclosed on Schedule 3.21, all of such policies or binders in the name of the Company or any of its Subsidiaries shall be in full force and effect and enforceable by either the Company or one of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

            3.22 Permits. Schedule 3.22 sets forth a list of the Permits which the Company and each of its Subsidiaries has obtained in connection with the Business. Except as set forth on Schedule 3.22 or Schedule 3.20, no Permits are required to be obtained by the Company or any of its Subsidiaries in connection with its properties or the Business. All such Permits are in full force and effect and in good standing, except as separately identified on Schedule 3.22. Neither the Seller nor the Company or any of its Subsidiaries has received any notice of any claim of revocation of any such Permits or has Knowledge of any event which might give rise to such a claim.

            3.23 Title; Liens. Either the Company or one of its Subsidiaries owns outright and has good and, with respect to the Real Estate, marketable title to all of its assets and properties (tangible and intangible), including, without limitation, all of the assets and properties (except Leased Real Property and capitalized leases) reflected on the Latest Balance Sheet, and, at the

Closing Date, either the Company or one of its Subsidiaries will have good and, with respect to the Real Estate, marketable title to all such assets and properties, in each case free and clear of any Lien, except for Permitted Liens and Liens set forth on Schedule 3.23.

            3.24 Compliance with Laws. Except as set forth on Schedule 3.24, the Company and each of its Subsidiaries (a) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law to which the Company or any of its Subsidiaries or any of their respective businesses, operations, assets or properties, including the Business (including the use and occupancy thereof) are subject and (b) neither the Company nor any of its Subsidiaries has failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with its assets, properties or business, which failure could have a Material Adverse Effect on the Company.

            3.25 Substantial Customers and Suppliers. Schedule 3.25 lists the ten (10) largest customers of the Company and its Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Schedule 3.25 lists the five (5) largest suppliers of the Company and its Subsidiaries, on the basis of cost of goods or services purchased, as of December 31, 1997. Except as disclosed on Schedule 3.25, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Company or any of its Subsidiaries since the Latest Balance Sheet date, or to the Seller's Knowledge, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.

            3.26 Banks and Proxies. Schedule 3.26 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company and each of its Subsidiaries has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Company and each of its Subsidiaries to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Company and each of its Subsidiaries in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company and its Subsidiaries for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

            3.27 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Buyer without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Company, any of its Subsidiaries, or the Buyer for a finder's fee, brokerage commission or similar payment other than to Sperry, Mitchell & Company, Inc.

                                  SECTION IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Seller as follows.

            4.1 Organization and Capitalization. The Buyer is a corporation duly formed and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets as they are now owned, leased and operated and (c) carry on its business as now conducted and presently proposed to be conducted.

            4.2 Validity and Execution of Agreement. The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

            4.3 No Conflict. Neither the execution and delivery of this Agreement by the Buyer nor the performance by the Buyer of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Buyer; (b) violate or conflict with any provisions of any Law applicable to the Buyer; or (c) require any consent or approval by or filing or notice with any Governmental Body except for: (i) filings under federal or state securities or "blue sky" laws (which have been or will be made) and (ii) such as would not have a Material Adverse Effect on the Buyer.

            4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer directly with the Seller without the intervention of any Person on behalf of the Buyer in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.


                                   SECTION V

                             PRE-CLOSING COVENANTS

            The Seller and the Buyer hereby covenant and agree as follows:

            5.1 Corporate Examinations and Investigations. From the date hereof to the Closing Date, the Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the assets, properties, business and operations of the Company and its Subsidiaries and such examination of the books, records, Tax Returns, financial condition and operations of the Company and its Subsidiaries as the Buyer or its lenders may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller and the Company and its Subsidiaries shall cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement. Until the Closing and if the Closing shall not occur, thereafter, the Buyer and its Affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, the Buyer and its Affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the Seller or the Company or any of its Subsidiaries unless (a) readily ascertainable from public or published information, or trade sources,
(b) already known or subsequently developed by the Buyer independently of any investigation of the Company or any of its Subsidiaries, (c) received from a third party not under an obligation to the Seller or his Affiliates to keep such information confidential or (d) required by any Law. In the event this transaction does not close for any reason, the Buyer and its Affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the Seller.

            5.2 Conduct of Business. From the date hereof through the Closing Date, each of the Company and its Subsidiaries shall (a) conduct its business in the ordinary course consistent with past custom and practice in the same manner as it was being conducted prior to the date of the Latest Balance Sheet, (b) without the prior written consent of the Buyer, not undertake any of the actions specified in Section 3.16 hereof and (c) use its best efforts to preserve intact its business and assets, keep available the services of its present officers, employees, consultants and agents, and maintain its present suppliers and customers and otherwise preserve its goodwill.

            5.3 Notice of Events. The Seller and the Buyer shall each promptly notify the other of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the disclosing party materially misleading.

            5.4 [INTENTIONALLY OMITTED]

            5.5 Mutual Assistance. The Seller and the Buyer agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Body required to be submitted jointly by the Seller and the Buyer in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Expenses of the Seller and his Affiliates related to providing financial and other information requested by the Buyer for the Buyer's securities filings under applicable Law shall be the responsibility of the Buyer, and the Buyer shall pay directly or reimburse the Seller for same promptly upon request. Any such expenses that have been paid by the Company or any of its Subsidiaries, and which have not been reimbursed as of the Closing Date, shall be treated as if they had been reimbursed to the payor in cash for purposes of the Statement of Working Capital.

            5.6 Public Announcements. Prior to the Closing Date, neither the Seller nor the Buyer shall make, nor permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except any public disclosure (i) made to or by any of the Buyer's financing sources or (ii) which either party in good faith believes is required by law (in which case the disclosing party will consult with the other party prior to making such disclosure).


                                  SECTION VI

                      CONDITIONS PRECEDENT TO THE CLOSING

            6.1 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to enter into and complete the Closing are subject to the fulfillment on the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by him on or prior to the Closing Date.

            (b) Consents, Waivers, Licenses, Filings, etc. The consents, approvals, authorizations, licenses, registrations, declarations or filings listed on Schedule 3.3 hereto shall have been obtained or made, as the case may be.

            (c) Third Party Consents. Except as otherwise waived by the Buyer, all material consents, permits and approvals from parties to contracts or other agreements with the Company or any of its Subsidiaries set forth on any Schedule to this Agreement, and any other material consent, permit or approval that may be required in connection with the performance by the Seller of his obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of the Seller's contracts or other agreements with the Buyer after the Closing shall have been obtained.

            (d) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Company or the Business to be purchased by the Buyer hereunder.

            (e) Opinion of Counsel to the Seller. The Buyer shall have received the opinion of Sutherland, Asbill & Brennan LLP, counsel to the Seller, substantially in the form of Exhibit A hereto.

            (f) Closing Certificate of the Seller. The Seller shall have delivered to the Buyer a certificate signed by the Chief Financial Officer of the Company, dated the Closing Date, as to the amounts described in Section 2.2(ii) and (iii) and in form and substance reasonably satisfactory to the Buyer.

            (g) Other Agreements. James Peden shall have entered into an employment agreement with the Buyer substantially in the form of Exhibit B.

            (h) Management Agreement Termination. The Seller shall have delivered an executed termination of the agreement referred to as item 7 of
Schedule 3.13

            (i) Conveyancing Documents. The Seller shall have executed and delivered to the Buyer such further instruments and documents as may be reasonably requested by the Buyer in order to complete the sale of the Shares to the Buyer.

            (j) Title Insurance. A title insurance company selected by the Buyer (the "Title Company") shall be willing to insure at standard rates the Company's and it's Subsidiaries marketable title in and to the Owned Property in fee simple, the Company's and its Subsidiaries leasehold estate in any financeable Leased Real Property (a "Financeable Leasehold"), and the Buyer's lender's (the "Lender") mortgage lien on the Owned Property and each Financeable Leasehold free and clear of all Liens (other than as described on Schedules 3.12(a) and (b)) and with such endorsements and affirmative coverages as the Buyer and Lender shall reasonably require (including non-imputation endorsements). Seller and the Company shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages.

            (k) Surveys. The Buyer shall have received a survey of each Owned Property and each Leased Real Property to which the either Company or any of its Subsidiaries holds a Financeable Leasehold conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Company, the Buyer, the Land and the Title Company and showing no defects, encroachments or encumbrances other than the matters disclosed on
Schedule 3.12.

            (l) Real Property Affidavits. The Buyer shall have received from the Company or any Affiliate that owns any of the Owned Property an affidavit (i) stating that the Seller or such Affiliate is not a "foreign person", as defined in Section 1445(f)(3) of the Internal Revenue Code, (ii) setting forth the Company's or such Affiliate's taxpayer identification number, (iii) stating that the Company or such Affiliate intends to file a U.S. income tax return with respect to the sale of such Owned Property, and (iv) granting the Buyer permission to furnish a copy of such affidavit to the Internal Revenue Service.

            (m) HSR Clearance. The applicable waiting period imposed by the HSR Act shall have expired or been terminated.

            (n) Bond. The Seller shall deliver to the Buyer the bond or letter of credit referred to in Section 7.7(b) (or a commitment from the issuer to deliver the same, in form satisfactory to the Buyer).

            6.2 Conditions Precedent to the Obligations of the Seller. The obligation of the Seller to enter into and complete the Closing subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Seller.

            (a) Representations, Warranties and Covenants. The representations, warranties and covenants of the Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

            (b) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Company or the Business to be purchased by the Buyer hereunder.

            (c) Delivery of Consideration. The Buyer shall have tendered to the Seller the Purchase Price in accordance with Section 2.2 hereof.

            (d) HSR Clearance. The applicable waiting period imposed by the HSR Act shall have expired or been terminated.

            (e) Opinion of Counsel to the Buyer. The Seller shall have received the opinion of Kirkland & Ellis, counsel to the Buyer, substantially in the form of Exhibit C hereto.


                                  SECTION VII

                            POST-CLOSING COVENANTS

            The parties covenant to take the following actions after the Closing
Date:

            7.1 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Company and its Subsidiaries or relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose.

            7.2 Record Retention. Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Business in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such Books and Records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other party, at the other party's expense, custody of such Books and Records as such party may intend to destroy.

            7.3 Transfer Taxes. The Seller agrees to pay all sales, use, transfer, real property transfer, recording, stamp, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions contemplated by this Agreement, and shall deliver evidence of payment of, and indemnify, defend and hold harmless the Buyer with respect to, such Transfer Taxes (subject to the relevant provisions of Section 8.4 and 8.5). The Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

            7.4 Post-Closing Assistance. (a) The Seller, on the one hand, and the Buyer, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the party or its Affiliates) incurred in providing such assistance. Any information obtained pursuant to this Section 7.4 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be kept confidential by the parties hereto. The Seller shall prepare, or cause to be prepared, in a timely manner, all applicable Tax Returns of the Company and its Subsidiaries, or which include the Company and its Subsidiaries, for taxable periods ending on or prior to the Closing Date, which have not been filed as of the Closing Date. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by law or regulation. The Buyer shall have the right to review prior to filing, any such Tax Return of the Company and its Subsidiaries and no such Tax Return shall be filed without the prior consent of the Buyer, which shall not be unreasonably or untimely withheld. The Buyer shall give due consideration to tax positions taken by the Seller for which there is a reasonable and supportable basis. The Buyer shall promptly notify the Seller in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment of which it or any of its Affiliates has been informed by any taxing authority which may affect the liability of Seller under Section VIII with respect to Taxes. Such notice shall describe the claim, audit, examination or other proposed change or adjustment in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of same. The Seller shall have the right to control any audits of or administrative or court proceedings relating to taxable periods of the Company and its Subsidiaries ending on or prior to the Closing Date, to employ counsel of his choice, and to settle issues and take any other actions in connection with such audit or proceedings; provided, however, that the Seller shall not settle any such audit or proceeding in a manner that could reasonably be expected to have an adverse effect on the Buyer or the Company and its Subsidiaries for a period after the Closing Date without the prior consent of the Buyer, which consent shall not be unreasonably withheld. In the event the Seller fails to defend any such proceedings, the Buyer and the Company shall be permitted to control such proceedings.

            (b) From and after the Closing Date, the Seller and his agents and representatives shall be permitted to make such investigations or examinations of the real property and facilities of Suburban as may reasonably be deemed necessary or appropriate by the Seller in connection with obtaining and maintaining one or more policies of insurance with respect to the Seller's indemnification obligations hereunder as to environmental matters and otherwise to monitor the operations of Suburban insofar as is reasonably necessary in connection with assessing and managing such indemnification obligations. Without limiting the foregoing, Seller's investigation may consist of such environmental audits and assessments by third-party consultants as are deemed appropriate by Seller or his insurance carrier. Any such investigation, examination or assessment shall be conducted at reasonable times and under reasonable circumstances and the Buyer and its Subsidiaries (including Suburban) shall cooperate fully therein. In connection with the Seller's efforts to remain apprised of developments on the properties and at the facilities of Suburban that could affect the Seller's environmental indemnification obligations hereunder, the Buyer agrees, and agrees to cause Suburban, to use all reasonable efforts to promptly communicate to the Seller material developments at Suburban's facilities that could result in Losses to the Buyer with respect to environmental matters, and to involve the Seller in any meeting or negotiation with regulators that could give rise to liability for environmental remediation, damages, fines, penalties, or other charges or assessments. References in this paragraph to "Suburban" shall be deemed to include Suburban's successors by operation of law, and any successor to the properties or facilities of Suburban.

            7.5 Non-Compete and Confidentiality.

            (a) Covenants Against Competition. The Seller acknowledges that the Business is national in scope, has been developed by a limited number of persons who have received certain confidential information and trade secrets of the Company, and would not be the subject of this Agreement but for the covenants of the Seller contained in this Section. Accordingly, the Seller covenants and agrees that neither he nor any of his Affiliates will, directly or indirectly, during the period commencing on the Closing Date and terminating three (3) years following the Closing Date (i) engage in the business of manufacturing, distributing, marketing or selling and of any of the product lines being sold by the Company, the Buyer or any of their respective Subsidiaries on the date hereof, render any services to any Person (other than the Buyer, the Company or their respective Subsidiaries) engaged in such activities; or become interested in any such Person as a partner, member, principal, agent, trustee, consultant or in any other similar relationship or capacity, in each case, in the United States of America; or (ii) solicit or encourage to leave the employment of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries or hire any employee other than James Peden who has voluntarily left the employment of the Company or any of its Subsidiaries after the date of this Agreement; provided, that the prohibition in Section 7.5(a)(i) does not preclude the Seller from acquiring an existing business which engages in the activities referred to in that Section.

            (b) Confidentiality. From and after the Closing, the Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others or to the detriment of Buyer and its Subsidiaries all confidential information with respect to the Company and any of its Subsidiaries and the Business, or learned by the Seller heretofore or hereafter directly or indirectly from its own information or the Buyer, including, without limitation, information with respect to (a) prospective products and facilities,
(b) sales figures, (c) profit or loss figures, (d) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information"), and shall not disclose such Confidential Information except with the Buyer's express written consent. Further, the Seller covenants not to obtain or use or permit any of his Affiliates to obtain or use any information concerning the Buyer and its Subsidiaries (including the Company and its Subsidiaries) known or made available by James Peden or other employees of the Company and its Subsidiaries on or after the Closing Date. This provision does not prohibit legally mandated disclosure or disclosure or use of any confidential information which becomes publicly known through no wrongful act of either the Buyer or any of its shareholders or the Seller. The parties acknowledge that the confidentiality letter dated September 3, 1997 between Sperry, Mitchell & Company, Inc. (on behalf of Suburban Manufacturing Company) and the Buyer is superseded in its entirety by the provisions hereof.

            (c) Rights and Remedies. Upon the breach or threatened breach of any of the covenants in this section (the "Restrictive Covenants"), the Buyer has the right to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Seller of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Buyer and that money damages will not provide adequate remedy to the Buyer. The aforementioned rights and remedies are severally enforceable and are in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity including pursuant to
Section VIII.

            (d) Enforceability. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Further, if any of the Restrictive Covenants, or any part thereof, is found unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            7.6 Name Changes; Covenant Not to Use Name. Within two days after the Closing, the Buyer shall amend the certificate of incorporation of the Company and its Subsidiary KODA Industries of Tennessee, Inc. to change the name of each such corporation to eliminate the use of the name "KODA," and thereafter the Buyer shall not use, and shall cause its Affiliates not to use, the name KODA or any confusingly similar name in connection with the operation of its business.

            7.7 Certain Matters Regarding Workers' Compensation Claims. (a) From and after the Closing Date, the Seller will retain all liability of the Company and its Subsidiaries with respect to workers compensation claims whose date of loss occurred prior to the Closing Date, and will, in accordance with the procedures set forth in Section 8.4, indemnify, defend and hold harmless the Buyer from any Losses (as defined in Article 8) attributable to such claims. In recognition of the Seller's retention of such workers compensation liability, the Buyer (i) acknowledges that the Closing Balance Sheet will not reflect reserves, liabilities, receivables or payables attributable to workers compensation claims; (ii) agrees to cooperate with the Seller to permit the Seller to utilize any applicable workers compensation insurance of the Buyer or any of its Subsidiaries (including policies benefitting the Company and its Subsidiaries prior to the Closing Date) to pay for any claims as to which the Seller would otherwise have liability pursuant to this Section 7.7; (iii) agrees to maintain in effect policies of workers compensation insurance with respect to the Company and its Subsidiaries having coverages and terms no less favorable to the insured than those maintained by the Company and its Subsidiaries immediately prior to the Closing; and (iv) agrees to promptly forward to the Seller any payments received by the Buyer or any of its Subsidiaries in respect of any workers compensation claim having a date of loss prior to the Closing Date, endorsed as payable to the Seller. The Buyer, on behalf of itself and its Subsidiaries (including, as of the Closing, the Company and its Subsidiaries) appoints the Seller and William J. Leaver, or either of them, as its attorneys-in-fact and agents, with full power of substitution, to endorse any checks received from workers' compensation insurance carriers in respect of workers' compensation claims whose date of loss occurred prior to the Closing Date in the name of the payee so that the funds represented thereby can be promptly deposited by the Seller; provided that the relevant attorney shall advise the Buyer in writing of each such deposit and copy to the Buyer evidence of such deposit within 2 Business Days of the deposit being made.

            (b) As security for the Seller's indemnification obligation under this Section 7.7, the Seller agrees to maintain, from and after the Closing Date a bond or letter of credit in favor of the Buyer issued by a reputable insurance company or financial institution and in the amount of $1,000,000; provided that the amount of such bond shall be reduced, on each anniversary of the Closing Date, to the greater of the Seller's good faith estimate of the amount that would have been reserved for outstanding workers' compensation claims in accordance with GAAP or (i) as of the first anniversary of the Closing Date, $750,000; (ii) as of the second anniversary, $500,000; (iii) as of the third anniversary, $250,000; and (iv) as of the fourth anniversary and thereafter, $0 (in which event the bond or letter of credit will be terminated); and provided further that if workers' compensation claims remain outstanding after such fourth anniversary the Seller agrees at the Buyer's reasonable request to maintain a further bond or letter of credit in an amount sufficient to secure such claims.

            7.8 Further Assurances. From and after the Closing, each of the Buyer and the Seller will, and will cause their respective Affiliates to, execute and deliver such further instruments of sale, conveyance, transfer, assignment and delivery and such consents, assurances, powers of attorney and other instruments and take such other action as reasonably may be necessary in order to put the Buyer in actual possession and control of the Company and the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement. The parties shall use all reasonable commercial efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document, the execution and delivery of which are conditions precedent to the Closing.


                                 SECTION VIII

                           SURVIVAL; INDEMNIFICATION

            8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement will survive the Closing (a) sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the matters covered by the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.9 and 3.20, (b) until fifteen (15) months after the Closing in the case of all other representations and warranties, or (c) with respect to each covenant or agreement contained in this Agreement, until ninety
(90) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or (c) above will continue to survive, if a Party gives notice to another Party hereunder that it is aware of circumstances which may give rise to a Claim Notice on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section VIII.

            8.2   Indemnification of the Buyer.

            (a) Subject to the limitations contained in this Section VIII, the Seller agrees to indemnify, defend and hold harmless the Buyer, its Affiliates, and their respective directors, officers, partners, employees, successors and assigns, from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever after giving credit for any applicable insurance proceeds (hereinafter individually, a "Loss" and collectively, "Losses") which directly or indirectly result from any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Seller contained in this Agreement.

            (b) As a separate and independent covenant, the Seller agrees to indemnify, defend and hold harmless the Buyer, its Affiliates and their respective directors, officers, partners, employees, successors and assigns, from and against all Losses which directly or indirectly result from the Divestiture, the Subsidiaries the subject of the Divestiture and their respective assets and businesses, and any transactions with Affiliates not disclosed on Schedule 3.12. Further, the Seller agrees (i) to indemnify the Buyer with respect to any penalty or liability resulting from its failure to file a Schedule F with respect to the Form 5500 for the Educational Assistance Plan of the Company and (ii) to pay to the Buyer any amount (A) not disclosed on the certificate delivered pursuant to

Section 6.1(f) which, if properly included thereon, in accordance with the terms of such certificate, would have reduced the Purchase Price and (B) disclosed on the certificate delivered pursuant to Section 6.1(f) which should not have been disclosed thereon, in accordance with the terms of such certificate, and which by its inclusion increased the Purchase Price.

            (c) With respect to any Loss of the Buyer as to which insurance is or may be available, the Buyer agrees to proceed first against the applicable insurance carrier before instituting any claim against the Seller for indemnification hereunder. Any proceeds recovered by the Buyer or any of its Subsidiaries with respect to such Loss shall reduce the amount to be indemnified by the Seller. The Buyer agrees to maintain in effect commercial insurance policies covering the Company and its Subsidiaries having coverages and terms that are in the aggregate no less favorable than those maintained by the Company and its Subsidiaries immediately prior to Closing.

            8.3 Indemnification of the Seller. Subject to the limitations contained in this Section VIII, the Buyer agrees to indemnify, defend and hold harmless the Seller and his Affiliates and their respective directors, officers, partners, employees, successors and assigns, from and against any and all Losses which, directly or indirectly result from (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Buyer contained in this Agreement, or (b) except with respect to any matter which is the subject of indemnification by the Seller pursuant to Section 8.2, the operation of the Business after Closing.

            8.4 Method of Asserting Claims. The party making a claim under this
Section VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section VIII is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section VIII shall be asserted and resolved as follows:

            (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that the Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party if the Indemnified Party has delivered a Claim Notice, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party; provided, that if, notwithstanding the full and unconditional release of the Indemnified Party from all liability in respect of such claim or demand, the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party in respect of such third party claim shall not exceed the settlement amount included in such settlement offer, and the Indemnified Party shall either assume the defense of such third party claim or pay the Indemnifying Party's attorneys' fees and other out-of-pocket costs incurred thereafter in continuing the defense of such thirty party claim.

            (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

            (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Section VIII, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the best knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

            8.5 Limitations on Indemnification. The Seller shall have no liability, nor be subject to any claim, under Section 8.2(a) in respect of any inaccuracy in or any breach of any representation and warranty of the Seller contained in this Agreement unless and until the amount of Losses exceeds $720,000 in the aggregate, and then only to the extent of Losses in excess of such amount; provided, however, that in no event shall the liability of the Seller with respect to Losses exceed $10,000,000. Notwithstanding the foregoing, the provisions of the previous sentence shall not apply with respect to the indemnities contained in Section 8.2(b) or to any Loss arising out of any inaccuracy in or any breach of the representations and warranties contained in the last sentence of Section 2.3(a) or in Sections 3.1, 3.2, 3.4, 3.9 or 3.20; provided, however, that the Seller shall have no liability, nor be subject to any claim, under Section 8.2(a) in respect of any inaccuracy in or any breach of the representations and warranties contained in Section 3.20 unless and until the amount of Losses exceeds $100,000 in the aggregate, and then only to the extent of Losses in excess of such amount and such $100,000 in Losses retained by the Buyer shall not apply toward the $720,000 in Losses retained by the Buyer under the preceding sentence. In no event shall either party be liable to the other for lost profits, lost revenues, lost opportunity costs, costs of financing, or punitive damages. If the Closing occurs, indemnification pursuant to this Section VIII shall be the exclusive remedy of the parties for money damages under this Agreement. No indemnification is available pursuant to this
Section VIII in respect of any liability to the extent the same is included in the Statement of Working Capital as defined in Section 2.3.


                                  SECTION IX

                           TERMINATION OF AGREEMENT

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing by the Buyer, on the one hand, or by the Seller, on the other hand, by written, notice to the other party hereto, in the event that the Closing shall not have occurred on or prior to the close of business on March 17, 1998 unless the failure to close has been caused by a breach of this Agreement by the party seeking such termination.

            9.2 Survival. In the event this Agreement is terminated pursuant to
Section 9.1, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.l, relating to the obligation to keep confidential certain information, 5.4 and this Section 9.2 and (ii) there shall be no liability on the part of the Seller or the Buyer, their Affiliates or their respective partners, officers, directors, employees or agents, provided, however, that if such termination shall result from the wilful breach by a party of the provisions contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred as a result of such breach by the other parties hereto.

            9.3 Expenses. Each of the parties hereto shall pay its own expenses (including, without limitation, attorneys' and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

            9.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid overnight air courier. Any such notice shall be deemed to have been given (a) when received, if delivered in person, (b) the Business Day after a confirmation has been generated, if sent by facsimile transmission, and (c) two Business Days after dispatch, if sent by prepaid overnight air courier, in each case if delivered, sent or addressed as follows (or to such other address or addresses or facsimile number as a party may have advised the other in the manner provided in this Section 9.4):

            If to the Seller:

                  William S. Karol
                  KODA Enterprises Group, LLC
                  800 South Street
                  Waltham, MA 02154
                  Fax:  (617) 891-9712

            With a copy to (which shall not constitute notice):

                  Sutherland, Asbill & Brennan LLP
                  999 Peachtree Street, N.E.
                  Atlanta, GA 30309-3996
                  Attn: Thomas C. Herman, Esq.
                  Fax:  (404) 853-8806

            If to the Buyer:

                  Airxcel, Inc.
                  3050 N. Saint Frances Street
                  Wichita, KS 67219
                  Attn.: Mel Adams
                  Fax:  (316) 832-3493

            With a copy to (which shall not constitute notice):

                  Kirkland & Ellis
                  153 East 53rd Street, 39th Floor
                  New York, NY 10022
                  Attn.: Kirk A. Radke, Esq.
                  Fax:  (212) 446-4900

            9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered on the Closing Date in connection with this Agreement (including the funds flow memorandum) contain as at the date hereof the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto (including without limitation the "letter of intent" among Airxcel Holdings, Inc., the Seller and the Company dated December 23, 1997).

            9.6 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

            9.7 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            9.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other party hereto except by operation of law after the Closing Date and any other purported assignment shall be null and void; provided, however, that the Buyer may assign this Agreement without the consent of the Seller to any lenders to the Buyer or any subsequent purchaser of all or any part of the Business.

            9.9 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

            9.10 Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

            9.11 Specific Performance. The Seller acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and agree that the Buyer shall be entitled to specific performance and injunctive relief as remedies for any such breach (without any requirement of posting a bond).

            9.12 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

            9.13 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                           *     *     *     *     *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                          AIRXCEL, INC.


                                          By:   _____________________________
                                          Its:

                                          ____________________________________
                                          WILLIAM S. KAROL